EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Applied Minerals, Inc. (the “Company”) on Form S-1 to be filed on or about October 1, 2013 of our report dated March 15, 2013, on our audit of the consolidated financial statements and financial statement schedule as of December 31, 2012 and for  the year then ended and for the period from January 1, 2009 (Beginning of Exploration Stage) to December 31, 2012 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, which report was included in the Annual Report on Form 10-K filed March 18, 2013. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EISNERAMPER LLP

New York, New York
October 1, 2013